File Under Rule 433
File No. 333-161712

CUSIP: 86802W AA6	October 7, 2010
ISSUER FREE WRITING PROSPECTUS
(To Prospectus dated September 3, 2009, Prospectus Supplement dated September 10, 2010, Product Supplement No. CCN-2 dated October 7, 2010 and Index Supplement No. 1 dated September 13, 2010)

SunTrust Banks, Inc.

$

Contingent Coupon Notes Linked to the S&P 500® Index due October 31, 2016

•	Six year maturity
•	Return of principal if held to maturity, subject to the credit risk of SunTrust Banks, Inc.
•	Interest payments linked to the S&P 500® Index (“SPX” or the “Reference Asset”)
•

Years 1 – 5: Annual interest payments based on the following variable coupon rates if the level of the SPX on the applicable annual observation date is greater than or equal to the initial level of the SPX

-    Years 1 and 2: 4.0%

-    Years 3 and 4: 5.0%

-    Year 5:               6.0%

•	Year 6: 5.0% to 7.0% minimum coupon rate payable on the maturity date regardless of the level of the SPX

(Equates to a 0.82% to 1.13% annual percentage yield assuming no other interest payments are paid during the term of the notes)

The Contingent Coupon Notes Linked to the S&P 500® Index due October 31, 2016 (the “notes” or, each a “note”) are senior, unsecured obligations of SunTrust Banks, Inc. (“SunTrust”). The notes are not deposit liabilities or other obligations of SunTrust Bank or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and are subject to investment risks, including possible loss of the principal amount invested due to the credit risk of SunTrust Banks, Inc.

Key Dates

Trade Date:	October 26, 2010
Pricing Date:	October 26, 2010
Settlement Date:	October 29, 2010
Maturity Date:	October 31, 2016*

*  Subject to postponement in the event of a market disruption event or certain other circumstances as described in the accompanying product supplement no. CCN-2.

If the closing level of the SPX on any observation date equals or exceeds the initial level of the SPX, then on the immediately following interest payment date, you will receive an interest payment equal to the applicable variable coupon rate multiplied by the outstanding principal amount of your notes. With respect to the maturity date, in addition to receiving the outstanding principal amount of your notes, you will receive a final interest payment equal to the minimum coupon rate multiplied by the outstanding principal amount of your notes, regardless of the closing level of the SPX.

The notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying index supplement no. 1, prospectus, prospectus supplement or product supplement no. CCN-2. Any representation to the contrary is a criminal offense. We have appointed SunTrust Robinson Humphrey, Inc. (“STRH”), one of our affiliates, as the agent for the sale of the notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

Investment in the notes involves certain risks. You should refer to the section entitled “Risk Factors” in this free writing prospectus and in each of the accompanying prospectus supplement, product supplement no. CCN-2 and index supplement no. 1.

	Original Offering Price	Agent Discount(1)	Proceeds to SunTrust
Per Note	100.00%	2.25%	97.75%
Total

(1) In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the notes were priced today, the agent discount and structuring and development costs would total approximately $40.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $60.00 per $1,000 note. See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for further information.

SunTrust Robinson Humphrey

October 7, 2010

WHO ARE THE NOTES DESIGNED FOR?

The notes are designed for investors who believe that the closing level of the SPX on each annual observation date will be higher than or equal to the initial level of the SPX. Investors in the notes should be willing to forego interest payments on any or all annual interest payment dates (other than the maturity date) if the closing level of the SPX on any annual observation date is less than the initial level of the SPX.

If you hold your notes to the maturity date, you will receive the principal amount of your notes plus an interest payment based on the minimum coupon rate of at least 5.00%. This interest payment at maturity will be paid regardless of the closing level of the SPX at maturity. The minimum coupon rate will be applicable to the maturity date only, and will not apply on any other interest payment date.

INVESTOR SUITABILITY

    The notes may be suitable for you if:

•	You seek a potential return greater than that of conventional debt securities with comparable maturities issued by SunTrust or another issuer with a similar credit rating.
•	You believe that the SPX will increase, but understand that your return will not be greater than the applicable variable coupon rate or, with respect to the maturity date, the minimum coupon rate.
•

You are willing to forego interest payments on any or all interest payment dates other than the maturity date if the closing level of the SPX on the related observation date is less than the initial level of the SPX.

•	You are willing to forego dividends or other distributions paid to holders of stocks comprising the SPX.
•	You do not seek an investment for which there is an active secondary market.
•	You are willing to hold the notes to maturity.
•	You are comfortable with the creditworthiness of SunTrust Banks, Inc., as issuer of the notes, and are willing and able to assume our credit risk.

    The notes may not be suitable for you if:

•	You prefer the lower risk of fixed income investments.
•	You prefer to invest in the SPX outright without any upside limitations.
•	You are unwilling to forego interest payments on any interest payment dates.
•	You prefer to receive the dividends or other distributions paid on stocks comprising the SPX.
•	You seek an investment for which there will be an active secondary market.
•	You are unable or unwilling to hold the notes to maturity.
•	You are not willing or are unable to assume the credit risk associated with SunTrust, as issuer of the notes.

The suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your financial, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully “Risk Factors” in this free writing prospectus and the accompanying index supplement no. 1, product supplement no. CCN-2 and prospectus supplement for a description of certain risks related to an investment in the notes.

PAYOFF EXAMPLE

The table below shows two hypothetical examples illustrating the interest payments per $1,000 principal amount note assuming an initial level of the Reference Asset equal to 1,100, a minimum coupon rate equal to 6.0% and the hypothetical closing levels noted below. The actual initial level and minimum coupon rate will be determined on the pricing date.

Initial Level	1,100

		Example 1		Example 2
Observation Date	Variable Coupon Rate	Closing Level	Interest Payment	Closing Level	Interest Payment
2011	4.00%	1,000	$0.00	1,110	$40.00
2012	4.00%	1,050	$0.00	1,180	$40.00
2013	5.00%	1,100	$50.00	1,200	$50.00
2014	5.00%	1,070	$0.00	1,150	$50.00
2015	6.00%	1,060	$0.00	1,070	$0.00
2016	Payment at Maturity: 1,000 + (1,000 x 6.00%) = $1,060.00

*Additional illustrative examples herein.

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TERMS OF THE NOTES

The notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement, product supplement no. CCN-2, and index supplement no. 1.

This free writing prospectus relates to an offering of notes linked to the performance of the S&P 500® Index. We refer to the S&P 500® Index in this free writing prospectus as the “Reference Asset” or the “SPX”. The purchaser of a note will acquire a senior, unsecured debt security of SunTrust Banks, Inc. linked to the Reference Asset as described below. The following are key terms relating to the notes:

Issuer:	SunTrust Banks, Inc.

Principal Amount:	$1,000 per note

Term:	6 years

Reference Asset:	The S&P 500® Index (Ticker: SPX)

Trade Date:	October 26, 2010

Pricing Date:	October 26, 2010

Settlement Date:	October 29, 2010

Maturity Date:	October 31, 2016. The maturity date is subject to postponement as described under “Additional Terms of the Notes” in the accompanying product supplement no. CCN-2.

Payment at Maturity:

On the maturity date, for each note, we will pay you the outstanding principal amount of your note plus an interest payment equal to the principal amount of your note multiplied by the minimum coupon rate of at least 5.0%.

Initial Level:	The closing level of the SPX on the pricing date.

Closing Level:

With respect to any annual observation date and the pricing date, the closing level of the Reference Asset on such date as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX<Index>”, or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Interest Payments:

During Years 1 through 5, if the closing level of the Reference Asset on any annual observation date is greater than or equal to the initial level of the Reference Asset, on the immediately following interest payment date, for each note, we will pay you an interest payment equal to the outstanding principal amount of your note multiplied by the applicable variable coupon rate.

If the closing level of the Reference Asset on any annual observation date is less than the initial level of the Reference Asset, on the immediately following interest payment date (other than the maturity date), you will not receive any interest payment with respect to your notes.

The observation dates, interest payment dates and variable coupon rates for the notes are set forth in the following table:

	Observation Dates	Interest Payment Dates	Variable Coupon Rates
	October 26, 2011	October 31, 2011	4.0%
	October 26, 2012	October 31, 2012	4.0%
	October 28, 2013	October 31, 2013	5.0%
	October 27, 2014	October 30, 2014	5.0%
	October 26, 2015	October 29, 2015	6.0%

If any observation date is not a business day (as defined in the prospectus supplement), the closing level of the Reference Asset on the immediately following business day shall be used. Observation dates and the related interest payment dates are subject to postponement due to market disruption events as described under “Additional Terms of the Notes” in the accompanying product supplement no. CCN-2. If any interest payment date is not a business day, any interest payable on the notes with respect to such interest payment date will be paid on the immediately following business day.

Minimum Coupon Rate:

With respect to the maturity date, 5.0% to 7.0%. This equates to a 0.82% to 1.13% annual percentage yield assuming no other interest payments are made during the term of the notes. The actual minimum coupon rate will be determined on the pricing date and set forth in the pricing supplement that will be made available by the settlement date. No minimum coupon rate will be applicable to any interest payment date other than the maturity date.

Form of notes:	Book-Entry

CUSIP:	86802W AA6

Calculation Agent:	SunTrust Bank, our affiliate.

Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Agent:	SunTrust Robinson Humphrey, Inc., our affiliate.

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ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning the levels of the Reference Asset on each observation date. We cannot predict the closing level of the Reference Asset on any observation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial level used in the table and examples below is not the actual initial level of the Reference Asset. For the following examples, the minimum coupon rate at maturity is assumed to be 6.0%. The actual minimum coupon rate will be determined on the pricing date and may be less than 6.0%, but will not be less than 5.0%. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset or return on the notes. Your return on the notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by SunTrust. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The tables below illustrate the payments on a $1,000 investment in the notes based on a hypothetical performance of the Reference Asset on the five observation dates. The following examples illustrate hypothetical scenarios in which holders of the notes may or may not receive interest payments during the term of the notes. The results in the examples are based solely on the assumptions outlined below. The payments shown in the examples assume that the notes are held to maturity. You should consider carefully whether the notes are suitable to your investment goals.

Example 1: The closing level of the Reference Asset does not equal or exceed the initial level of the Reference Asset on any observation date during the term of the notes

• Principal Amount:	$1,000
• Hypothetical Initial Level:	1,100.00 (the actual initial level of the Reference Asset will be determined on the pricing date)
• Minimum Coupon Rate:	6.00% on the maturity date (the actual rate will be determined on the pricing date)

Observation Date	Closing Level of the Reference Asset	Variable Coupon Rate	Interest Payment
2011	1,050	4.00%	$0.00
2012	1,003	4.00%	$0.00
2013	1,080	5.00%	$0.00
2014	972	5.00%	$0.00
2015	954	6.00%	$0.00
2016	Payment at Maturity: 1,000 + (1,000 x 6.00%) = $1,060.00

In this hypothetical example, the closing level of the Reference Asset did not equal or exceed the initial level of the Reference Asset on any observation date, so no interest payments are made on the notes other than the interest payment based on the 6.00% minimum coupon rate payable at maturity.

Example 2: The closing level of the Reference Asset exceeds the initial level of the Reference Asset on several observation dates during the term of the notes

• Principal Amount:	$1,000
• Hypothetical Initial Level:	1,100.00 (the actual initial level of the Reference Asset will be determined on the pricing date)
• Minimum Coupon Rate:	6.00% on the maturity date (the actual rate will be determined on the pricing date)

Observation Date	Closing Level of the Reference Asset	Variable Coupon Rate	Interest Payment
2011	1,125	4.00%	$40.00
2012	1,089	4.00%	$0.00
2013	1,112	5.00%	$50.00
2014	1,143	5.00%	$50.00
2015	1,090	6.00%	$0.00
2016	Payment at Maturity: 1,000 + (1,000 x 6.00%) = $1,060.00

In this hypothetical example, the closing level of the Reference Asset exceeded the initial level of the Reference Asset on several observation dates, so interest payments are made on the notes on some of the interest payment dates in addition to the interest payment based on the 6.00% minimum coupon rate on the maturity date.

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Example 3: The closing level of the Reference Asset exceeds the initial level of the Reference Asset on each observation date during the term of the notes

• Principal Amount:	$1,000
• Hypothetical Initial Level:	1,100.00 (the actual initial level of the Reference Asset will be determined on the pricing date)
• Minimum Coupon Rate:	6.00% on the maturity date (the actual rate will be determined on the pricing date)

Observation Date	Closing Level of the Reference Asset	Variable Coupon Rate	Interest Payment
2011	1,125	4.00%	$40.00
2012	1,106	4.00%	$40.00
2013	1,120	5.00%	$50.00
2014	1,143	5.00%	$50.00
2015	1,159	6.00%	$60.00
2016	Payment at Maturity: 1,000 + (1,000 x 6.00%) = $1,060.00

In this hypothetical example, the closing level of the Reference Asset exceeded the initial level of the Reference Asset on each observation date, so on each interest payment date an interest payment was made on the notes, in addition to the interest payment based on the 6.00% minimum coupon rate on the maturity date.

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RISK FACTORS

We urge you to read the sections entitled “Risk Factors” in each of the accompanying product supplement no. CCN-2, prospectus supplement and index supplement no. 1. Investing in the notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset or the Reference Asset itself. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying index supplement no. 1, product supplement no. CCN-2, prospectus supplement and prospectus. The notes will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Credit risk of SunTrust Banks, Inc.

The notes are senior, unsecured debt obligations of the issuer, SunTrust Banks, Inc., and are not, either directly or indirectly, an obligation of any third party. The notes are not deposits or other obligations of SunTrust Bank or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Any payment to be made on the notes, including the return of principal at maturity, depends on the ability of SunTrust Banks, Inc. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of SunTrust Banks, Inc. (including any downgrade in our credit rating) may affect the market value of the notes and, in the event that SunTrust Banks, Inc. defaults on its obligations, you may not receive the amounts owed to you under the terms of the notes.

Your potential return on the notes at maturity is limited and may not reflect the full performance of the Reference Asset.

Your payment at maturity per note will not be greater than the principal amount of your notes plus an interest payment based on the minimum coupon rate, even if the increase in the level of the Reference Asset is significantly greater than the minimum coupon rate. In such circumstances, your return on the notes may be less than the return you would have received if you had invested directly in the Reference Asset.

You may not receive periodic interest payments.

As a holder of the notes, you will not receive periodic interest payments on any interest payment date (other than the maturity date) if the closing level of the Reference Asset on the immediately preceding observation date was less than the initial level of the Reference Asset. If the closing level of the Reference Asset on each observation date is less than the initial level of the Reference Asset, you will not receive any interest payments on the notes other than the interest payment based on the minimum coupon rate on the maturity date.

The level of the SPX will be measured only on the observation dates. Even if the closing level of the SPX exceeds the initial level prior to or after one or more observation dates, you may not receive any interest payments.

The closing level of the SPX will be measured only once in each calendar year on the relevant annual observation date. Even if the level of the SPX exceeds the initial level of the SPX for an extended period of time prior to or after an observation date, if the closing level of the SPX on an observation date does not equal or exceed the initial level of the SPX, no interest payment will be payable in respect of your notes on the immediately following interest payment date.

In addition, the closing level of the SPX on each observation date will be used to determine whether the level of the SPX on such observation date equals or exceeds the initial level of the SPX. Even if the level of the SPX equals or exceeds the initial level of the SPX at some point in time on an observation date, if the closing level of the SPX on that observation date does not equal or exceed the initial level of the SPX, no interest payment will be payable in respect of your notes on the immediately following interest payment date.

Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive.

The policies of the reference sponsor concerning additions, deletions and substitutions of the stocks comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Reference Asset may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the notes.

Certain built-in costs are likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity described in this free writing prospectus is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission, the estimated cost of SunTrust hedging its obligations under the notes and certain structuring and development costs. As a result, the price, if any, at which STRH will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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The notes will not be listed on any securities exchange or quotation system. The notes are intended to be held to maturity and secondary trading of the notes may be limited.

The notes will not be listed on any securities exchange or quotation system, and there may be little or no secondary market for the notes. The notes are intended to be held to maturity and are not intended to be short-term trading instruments. STRH may make a market in the notes, but is under no obligation to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily, and the price at which you will be able to sell your notes is likely to depend on the price, if any, that STRH is willing to pay for the notes. You may only be able to sell your notes at a price less than the amount that you paid for your notes, resulting in a loss to you. If STRH does make a market in the notes, STRH may then cease acting as a market maker at any time and if it does, it is likely that you will be unable to sell your notes.

Potential conflicts.

SunTrust and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and in connection with hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

U.S. federal income tax treatment.

We intend to treat the notes as debt instruments that are subject to the special rules governing contingent payment debt obligations for U.S. federal income tax purposes. U.S. Holders (as defined in the accompanying product supplement no. CCN-2) generally will be required under these rules to include original issue discount in gross income each year on a constant yield to maturity basis using the “comparable yield” for the notes (as set forth herein), subject to adjustment to take into account any differences between actual payments and projected payments on the notes. The comparable yield is used solely for U.S. federal income tax purposes and is neither a prediction nor a guarantee of what the actual yield will be on the notes. In addition, any gain recognized by a U.S. Holder on the sale, exchange or retirement of a note generally will be taxed as ordinary interest income. For additional information regarding the U.S. federal income tax consequences of investing in a note, holders should refer to the discussion under “U.S. Federal Income Tax Summary” below.

Many economic and market factors will impact the value of the notes.

In addition to the level of the Reference Asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;
•	the time to maturity of the notes;
•	the dividend rate on the stocks underlying the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION RELATING TO THE S&P 500® INDEX (“SPX”)

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the sponsor of the Reference Asset.*

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from September 27, 2005 through September 27, 2010. The closing level for the SPX on October 4, 2010 was 1137.03. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

For more information about the SPX, see “The S&P 500® Index” in the accompanying index supplement no. 1.

* “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of Standard & Poor’s and have been licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the SPX on any observation date.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed SunTrust Robinson Humphrey, Inc. (“STRH”), an affiliate of SunTrust, as the agent for the sale of the notes. STRH will purchase the notes from SunTrust for distribution to selected registered broker-dealers (including our affiliate SunTrust Investment Services, Inc.) or will offer the notes directly to investors. STRH proposes to offer the notes at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of 2.25%, or $22.50, per $1,000 principal amount of notes. STRH may allow, and these selected dealers may re-allow, up to the full amount of the selling concession per $1,000 principal amount of notes on sales of such notes by other brokers or dealers and may pay referral fees to other broker-dealers of up to 2.25%, or $22.50, per $1,000 principal amount of notes.

In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority (FINRA), STRH may not make sales in this offering to any discretionary account without the prior written approval of the customer.

U.S. FEDERAL INCOME TAX SUMMARY

We intend to treat the notes as debt instruments that are subject to the special rules governing contingent payment debt obligations for U.S. federal income tax purposes. Holders should refer to the applicable discussions in the accompanying product supplement no. CCN-2 under “Certain U.S. Federal Income Tax Considerations,” including (i) in the case of U.S. Holders (as defined in the product supplement no. CCN-2), the discussions in the sections entitled “U.S. Holders -Taxation of Notes That Are Not Subject to a Loss of Principal Due to a Decline in the Price or Level of the Reference Asset” and “Backup Withholding and Information Reporting” and (ii) in the case of Non-U.S. Holders (as defined in the product supplement no. CCN-2), the discussions in the sections entitled “Non-U.S. Holders” and “Backup Withholding and Information Reporting.” Investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes.

In accordance with the rules governing contingent payment debt obligations, we have determined a “comparable yield” for the notes of         % per annum (compounded semi-annually). Based on this comparable yield, we have determined that the “projected payment schedule” for a note that has a principal amount of $1,000 and an issue price of $1,000 consists of five equal annual interest payments (corresponding to the first five interest payment dates on the notes) of $        , a final interest payment of $50 to $70 on the maturity date, plus a principal payment of $1,000 on the maturity date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount in respect of the notes (and adjustments thereto), and we make no representation regarding the actual amounts of the payments that will be made on a note.

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The following table is based on the comparable yield and projected payment schedule we have established for the notes, and shows the amounts of ordinary income that a calendar-year U.S. Holder that purchases a note on the issue date at an issue price of $1,000 and holds the note until maturity should be required to include in income each year (subject to adjustment to take into account any differences between actual and projected payments).

Tax Period	Interest deemed to accrue on a $1,000 principal amount for U.S. federal income tax purposes	Total Interest deemed to accrue on a $1,000 principal amount for U.S. federal income tax purposes

2010	$	$

2011	$	$

2012	$	$

2013	$	$

2014	$	$

2015	$	$

2016	$	$

GENERAL

This free writing prospectus relates to one security offering linked to the Reference Asset identified on the cover page. The purchaser of a security will acquire a senior, unsecured debt security of SunTrust Banks, Inc. linked to a single Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of the notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the section entitled “Risk Factors” in this free writing prospectus and in each of the accompanying product supplement no. CCN-2, prospectus supplement and index supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to the “Issuer”, “SunTrust”, “we”, “us” and “our” are to SunTrust Banks, Inc.

SunTrust has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, product supplement no. CCN-2, and index supplement no. 1) with the US Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, product supplement no. CCN-2 and index supplement no. 1 in that registration statement and other documents SunTrust has filed with the SEC for more complete information about SunTrust and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, SunTrust, the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement no. CCN-2 and index supplement no. 1 if you request them by calling toll-free 1-877-863-9465.

Our Central Index Key, or CIK, on the SEC web site is 0000750556.

You may also obtain these documents on the SEC web site at www.sec.gov via the hyperlinks below:

•	Index Supplement No. 1 dated September 13, 2010 at:

http://www.sec.gov/Archives/edgar/data/750556/000119312510208495/d424b2.htm

•	Product Supplement No. CCN-2 dated October 7, 2010 at:

http://www.sec.gov/Archives/edgar/data/750556/000119312510225224/d424b2.htm

•	Prospectus Supplement dated September 10, 2010 at:

http://www.sec.gov/Archives/edgar/data/750556/000119312510208490/d424b2.htm

•	Prospectus dated September 3, 2009 at:

http://www.sec.gov/Archives/edgar/data/750556/000119312509186992/ds3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying STRH. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.

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You should only rely on the information contained in this free writing prospectus, the accompanying index supplement no. 1, product supplement no. CCN-2, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying index supplement no. 1, product supplement no. CCN-2, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying index supplement no. 1, product supplement no. CCN-2, prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.

SunTrust Banks, Inc.

$                     Contingent Coupon

Notes Linked to the S&P 500® Index

due October 31, 2016

October 7, 2010

FREE WRITING PROSPECTUS

Free Writing Prospectus
Investor Suitability	FWP-2
Terms of the Notes	FWP-3
Illustrative Examples	FWP-4
Risk Factors	FWP-6
Information Relating to the S&P 500® Index	FWP-8
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-8
Certain U.S. Federal Income Tax Considerations	FWP-8
General	FWP-9
Index Supplement No. 1
Risk Factors	IS1-2
The S&P 500® Index	IS1-3
Other Components	IS1-7
Contingent Coupon Notes Product Supplement No. CCN-2
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-7
Pricing Supplement Overview	PS-15
Payments on the Notes	PS-16
Additional Terms of the Notes	PS-20
Certain U.S. Federal Income Tax Considerations	PS-27
Events of Default and Acceleration	PS-36
Validity of the Notes	PS-36
Series A Medium Term Notes Prospectus Supplement
About this Prospectus Supplement	S-1
Risk Factors	S-2
Description of Notes	S-10
The Depositary	S-34
Notes Offered on a Global Basis	S-36
Sponsors or Issuers and Reference Asset	S-40
Use of Proceeds and Hedging	S-40
United States Federal Taxation	S-42
ERISA Considerations	S-52
Plan of Distribution	S-54
Legal Matters	S-56
Prospectus
About this Prospectus	1
Where You Can Find More Information	1
Use of Proceeds	2
Validity of Securities	2
Experts	3

© 2010 SunTrust Banks, Inc. SunTrust is a federally registered service mark of SunTrust Banks, Inc.

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